Exhibit 10(n)

                             OFFICER LOAN AGREEMENT

      Loan Agreement between Farrel Corporation ("Farrel") and Rolf K. Liebergesell ("Officer"), dated as of March 24, 2003 (the "Agreement").

      WHEREAS, prior to July 30, 2002, Farrel from time-to-time permitted Officer to make certain borrowings from Farrel (the "Officer Loan"); and

      WHEREAS, as of January 1, 2002, the amount outstanding on the Officer Loan was $165,176.44; and

      WHEREAS, as a result of certain payments to Farrel by Officer, as of January 1, 2003, the amount outstanding on the Officer Loan was $83,388.99; and

      WHEREAS, Farrel and Officer wish to document the terms applicable to the Officer Loan.

      NOW, THEREFORE, Farrel and Officer agree as follows:

      1. Interest on the any amounts due from Officer to Farrel as a result of the Officer Loan shall accrue at a rate (the "Loan Interest Rate") equal to the rate of interest earned by Farrel on funds maintained in a money-market account (the "Bank Interest Rate"). The Loan Interest Rate shall be adjusted quarterly to match the Bank Interest Rate.

      2. Interest shall accrue retroactive to January 1, 2003, and shall be compound annually if not timely paid by Officer by January 31 of each year.

      3. To the extent Officer is entitled to receive dividends from Farrel as a result of Officer's ownership of Farrel common stock, such dividends, net of any taxes payable by Officer as a result of such declaration of dividends (but limited to 25% of such net dividend amount in 2003), shall be applied first to any outstanding balance on the Officer Loan. Such amounts shall be applied first to reduce accrued and unpaid interest and then to reduce any remaining principal amounts due. This paragraph 4 shall not be deemed to grant Farrel a security interest in any Farrel common stock owned or controlled, directly or indirectly, by Officer and shall not limit or proscribe Officer's right to sell or otherwise dispose of any Farrel common stock.

      4. To the extent Officer is entitled to receive any bonus payment from Farrel, such bonus payment, net of any taxes payable by Officer as a result of such bonus payment, shall be applied first to any outstanding balance on the Officer Loan.

      5. Nothing in this Agreement is intended to modify or alter any other employment agreement or arrangement between Farrel and Officer.

      6. To the extent not otherwise repaid as provided herein, the Officer Loan and all accrued and unpaid interest thereon shall become due and payable on the earlier of the date of Officer ceases to be an employee of Farrel or three years from the date on which this Agreement is executed.

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and effective the day and year first written above.


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ROLF K. LIEBERGESELL             FARREL CORPORATION

/s/Rolf K Liebergesell           By: /s/ Walter C Lazarcheck
----------------------               ------------------------
                                 Name: Walter C. Lazarcheck
                                 Its: Chief Financial Officer
                                 duly authorized and empowered


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